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                              MANAGEMENT AGREEMENT


      This Agreement is made as of this 24th day of March, 1999 among Sheridan Healthcare, Inc., a Delaware corporation (the "Company"), Vestar/Calvary Holdings, Inc. (AHoldings") and Vestar Capital Partners, a New York general partnership ("Vestar").

      WHEREAS, Vestar, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate management, finance, investment, acquisitions and other matters relating to the business of the Company; and

      WHEREAS, the Company desires to avail itself, for the term of this Agreement, of the expertise of Vestar in the aforesaid areas, in which it acknowledges the expertise of Vestar.

      NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

      1. Appointment. Each of Holdings and the Company hereby appoints Vestar to render the advisory and consulting services described in Paragraph 2 hereof commencing upon the Effective Time (as defined in Section 3(b) hereof).

      2. Services. Vestar hereby agrees that commencing upon the Effective Time it shall render to each of Holdings and the Company (and their subsidiaries) by and through such of Vestar's officers, employees, agents, representatives and affiliates as Vestar, in its sole discretion, shall designate from time to time, advisory and consulting services in relation to the affairs of Holdings and the Company (and their subsidiaries) in connection with strategic financial planning, and other services not referred to in the next sentence, including, without limitation, advisory and consulting services in relation to the selection, supervision and retention of independent auditors, the selection, retention and supervision of outside legal counsel, and the selection, retention and supervision of investment bankers or other financial advisors or consultants. It is expressly agreed that the services to be performed hereunder shall not include (x) investment banking or other financial advisory services rendered by any of Vestar and its affiliates to Holdings and the Company (and their subsidiaries) after the Effective Time in connection with acquisitions, divestitures, refinancings, restructurings and similar transactions by Holdings and the Company (and their subsidiaries) or (y) full or part-time employment by any of the Company and its subsidiaries of any employee or partner of any of Vestar and its affiliates, in each case, for which Vestar and its affiliates shall be entitled to receive additional compensation.

      3. Fees. (a) In consideration of the services contemplated by Paragraph 2, subject to the provisions of Paragraph 6, Holdings and the Company and their respective successors hereby jointly and severally agree to pay to Vestar an aggregate per annum management fee (the "Fee") equal to the greater of (i) $300,000 and (ii) an amount per annum equal to 1.5% of the consolidated earnings before depreciation, interest, taxes and amortization of Holdings and its subsidiaries for such fiscal year, determined in accordance with generally accepted accounting principles ("EBITDA"), commencing at the Effective Time. The Fee shall be payable semi-annually in advance (based on clause (i) above in 1999 and thereafter based on the greater of clause (i) above and 1.5% of the prior year"s EBITDA), with an adjustment of



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                                                                               2

the Fee for any fiscal year payable promptly following the determination of EBITDA for such fiscal year or on termination of this Agreement. The semi-annual Fee payments shall be non-refundable (except for any downward adjustment as described above).

      (b) Holdings and the Company and their respective successors also hereby jointly and severally agree to pay Vestar at the effective time (the "Effective Time") of the merger provided for in the Agreement and Plan of Merger dated March 24, 1999 among the Company, Holdings and Vestar/Calvary, Inc. (the "Merger Agreement") a transaction fee equal to $1.6 million plus all of Out-of-Pocket Expenses (as defined in Section 4) incurred by Vestar prior to the Effective Time for services rendered by Vestar in connection with the consummation of the Offer and the Merger referred to in the Merger Agreement.

      4. Reimbursements. In addition to the Fee, Holdings and the Company hereby jointly and severally agree, at the direction of Vestar, to pay directly or reimburse Vestar for its reasonable Out-of-Pocket Expenses incurred after the Effective Time in connection with the services provided for in Paragraph 2 hereof. For the purposes of this Agreement, the term "Out-of-Pocket Expenses" shall mean the amounts paid by or on behalf of Vestar in connection with the services contemplated hereby, including reasonable (i) fees and disbursements of any independent professionals and organizations, including independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants, (ii) costs of any outside services or independent contractors, such as financial printers, couriers, business publications or similar services, and
(iii) transportation, per diem, telephone calls, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Vestar of the statement in connection therewith.

      5. Indemnification. Holdings and the Company hereby jointly and severally agree to indemnify and hold harmless Vestar and its affiliates and their respective partners, officers, directors, employees, agents, representatives and stockholders (each being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities of whatever kind or nature, joint or several, absolute, contingent or consequential, to which such Indemnified Party may become subject under any applicable federal or state law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the services contemplated by this Agreement or the engagement of Vestar pursuant to, and the performance by Vestar of the services contemplated by, this Agreement. Holdings and the Company hereby jointly and severally agree to reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. Holdings and the Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of Vestar. Neither Holdings nor the Company


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                                                                               3

shall be obligated to make any payment to Vestar hereunder unless and until the Effective Time has occurred.

      6. Term. This Agreement shall be in effect on the date hereof and shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement or (ii) such time after the Effective Time as Vestar Capital Partners III, L.P., a Delaware limited partnership ("VCP"), and the partners therein and the respective affiliates thereof hold, in the aggregate, less than 20% of the voting power of the Company's outstanding voting stock. The provisions of Paragraphs 4, 5, 7 and 8 and the joint and several obligation of Holdings and the Company to pay Fees accrued during the term of this Agreement pursuant to
Section 2 shall survive the termination of this Agreement.

      7. Permissible Activities. Subject to all applicable provisions of New York law that impose fiduciary duties upon Vestar or its partners or affiliates, nothing herein shall in any way preclude Vestar or its partners, officers, employees or affiliates from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

      8. General. (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      (b) Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

If to Vestar:     Vestar Capital Partners
                  245 Park Avenue, 41st Floor
                  New York, New York  10167
                  Attention: Robert L. Rosner

If to Holdings    Sheridan Healthcare, Inc
or the Company:   4651 Sheridan Street
                  Suite 400
                  Hollywood, FL  33021
                  Attention:        Mitchell Eisenberg, M.D.
                                       and
                               Jay A. Martus, Esq.


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                                                                               4

                  Vestar/Calvary Holdings, Inc.
                  c/o Vestar Capital Partners
                  245 Park Avenue, 41st Floor
                  New York, New York  10167
                  Attention:  Robert L. Rosner

In any case,
 with a copy to:  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attention:  Peter J. Gordon, Esq.

      (c) This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

      (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES TO THIS AGREEMENT HEREBY AGREE TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. This Agreement shall inure to the benefit of, and be binding upon, Vestar, the Indemnified Parties, the Company and their respective successors and assigns.

      (e) This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each set of counterparts showing execution by all parties shall be deemed an original, but all of which shall constitute one and the same instrument.

      (f) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as set forth below.


                                    VESTAR CAPITAL PARTNERS

                                    By its General Partner:  Vestar
                                       Management Corporation I


                                    By: /s/ Robert L. Rosner
                                        ---------------------------
                                        Name:  Robert L. Rosner
                                        Title:   Member


                                    SHERIDAN HEALTHCARE, INC.

                                    By: /s/ Jay A. Martus
                                        ---------------------------
                                        Name:  Jay A. Martus
                                        Title:  Vice President


                                    VESTAR/CALVARY HOLDINGS, INC.

                                    By: /s/ James L. Elrod
                                        ---------------------------
                                        Name:  James L. Elrod